UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2015

SOLAR3D, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49805	01-0592299
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

26 West Mission Avenue #8 Santa Barbara, CA	93101
(Address of Principal Executive Offices)	(Zip Code)

(805) 690-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

The Company is providing the following updated discussion of its business and operations and risk factors:

Business Introduction/Summary

References herein to “we,” “us,” “Solar3D,” and “the Company” are to Solar3D, Inc. and its wholly-owned subsidiaries Sun United Networks, Inc. and MD Energy, Inc.  References herein to “SUNworks” refer to Sun United Networks, Inc. and references to “MD Energy” herein to MD Energy, LLC.  On March 2, 2015, we acquired all of the assets of MD Energy, LLC. Except where otherwise indicated, our business discussion below incorporates the business of MD Energy.

Solar3D provides photo voltaic (“PV”) based power systems for the residential, commercial and agricultural markets in California and Nevada.  Through our two operating subsidiaries, SUNworks and MD Energy, we design, arrange financing, integrate, install and manage systems ranging in size from 2kW (kilowatt) for residential loads to multi MW (megawatt) systems for larger commercial projects.  Commercial installations have included office buildings, manufacturing plants, warehouses, and agricultural facilities such as farms, wineries and dairies.  The Company provides a full range of installation services to our solar energy customers including design, system engineering, procurement, permitting, construction, grid connection, warranty, system monitoring and maintenance.

SUNworks, our subsidiary serving the northern California market, was acquired in January of 2014.  SUNworks has installed over 300 systems in 2014, totaling 10 MW of capacity, which is a 100% increase over the approximately 150 systems installations in 2013.  Approximately 60% of SUNworks 2014 revenue was from sales to the commercial market, including the agricultural market, and approximately 40% of its revenue was from sales to the residential market.

MD Energy, which was acquired on March 2, 2015, focuses its operations on the commercial market for Southern California.  Similar to SUNworks, MD Energy designs, arranges financing, monitors and maintains solar systems, but outsources the physical construction of the systems. In 2014, MD Energy installed 14 systems totaling 3.35MW of capacity.

In addition to our core solar integrator business, Solar3D’s technology division has developed a patent-pending 3-dimentional solar cell technology that we believe has the potential to increase PV conversion efficiency thereby reducing the cost of the electricity generated.

Recent Developments

Reverse Stock Split

On February 25, 2015, the Company effected a 26:1 reverse stock split on its shares of common stock (with related adjustments to its outstanding options and warrants).

Closing of MD Energy Acquisition

On March 2, 2015 we completed our acquisition of MD Energy. On November 3, 2014, we entered into an asset purchase agreement with MD Energy and the members of MD Energy who held 100% of the outstanding membership interests to acquire the tangible and intangible assets of MD Energy, including cash and cash and cash equivalents. MD Energy is engaged in energy, infrastructure, electrical and building construction.  The purchase price was $3,500,000 comprised of $400,000 in cash paid at closing, an additional $450,000 in cash payable at the earlier of a funding event or 3 months, and the issuance of a convertible promissory note in the principal amount of $2,650,000 which carries an interest rate of 4% and may be convertible at the sellers option based on a share conversion price of $2.60 per share.

Market Opportunity

We believe the following trends will contribute to the growth and prospects of our business:

·
Growing Market for Solar Energy. The market for residential distributed solar energy is growing rapidly. According to research compiled by GTM Research, an industry research firm, and the Solar Energy Industries Association, or SEIA, 4,751 megawatts of capacity were installed within the U.S. solar energy market in 2013, up 41% over 2012.  GTM Research/SEIA forecasts that installations in 2014 will be up 36% over 2013. We  believe that the market is growing rapidly yet possesses significant growth opportunities solar energy is still a small percentage of the U.S. energy market. We believe that there is a significant opportunity for distributed solar energy to increasingly displace traditional retail electricity generated from fossil fuels.

·
Strong Regional Markets. According to the U.S. Department of Energy, four gigawatts of solar power were installed in the US in the first 3 quarters of 2014, of which over half were installed in California and Nevada, our target market. According to GTM Research/ SEIA California’s residential market has grown by at least 50% year-over-year every quarter since the first quarter of 2013.

·
Highly Fragmented Industry. The solar installer industry is highly fragmented and populated with many companies that have been born out of the electrical contractors industry.  The solar installer industry has already undergone significant consolidation with the number of installers in California alone dropping, according to the U.S. Department of Energy, from 1,000 between 2009 and 2013 to 600 in 2014.  We believe that there is opportunity for further consolidation.

Strategy

Solar3D’s strategy for growth is twofold.  First, we plan to continue to expand the reach and penetration of our existing businesses.  Second, we also to plan to strategically acquire PV installers that are financially stable, quality oriented, profitable and have a strong management team that is compatible with our existing team.

Our acquisition candidates primarily consist of small independent companies that generate between $10 million to $30 million of revenues profitably, but lack the resources to scale their businesses. This limits the exit options for the owners of these companies. We believe that a sale to Solar3D will offer them a liquidity opportunity and an opportunity to participate in the continued growth of the business with our resources through convertible notes used in the acquisition.

Our acquisition criteria include the following:

·	Same Target Market – Companies in the residential and commercial markets.
·	Willingness to Continue Participation – Prefer management of acquired companies to continue in an operating role.
·	Compatible and Collaborative Management – Target management must be willing to accept our best practices.
·	Profitable – Companies that generate an operating profit.
·	Location – Currently focused on the California and Nevada markets.

We believe the keys to success in our roll-up strategy are to buy the right company, with a good transaction structure, and with strong management in place.  Our management team has experience in successfully executing a strategy of acquiring companies that have become successful enterprises under their new ownership.

Company Operations

Employees

We employ a total of approximately 90 full-time employees.  We also utilize outside subcontractors to assist with providing solar systems to our customers.  While SUNworks splits its direct labor between employees and contract labor, MD Energy exclusively uses subcontractors for its direct labor.  With each acquisition, we look to transition the majority of back office functions to Solar3D corporate headquarters to reduce costs and make our operations consistent across our subsidiaries.  We believe that our strategy of consolidating such functions as purchasing, supplier relations, accounting, human resources and other basic functions help to realize cost reductions and strategic synergies.

Sales and Marketing

We have approximately 15 employees primarily focused on sales and marketing in California. Substantially all of our sales to the commercial market and approximately 20% of our sales to the residential market are generated by referrals.

In Northern California, we have specially-designed marketing efforts and tracking systems in place that enable us to attract new customers at a low cost and higher conversion rate than what we believe to be the industry average.  SUNworks utilizes several marketing tools and business strategies to differentiate itself from its competitors and attract new customers, including its proprietary proposal tool, its proprietary CRM (customer relationship management software), radio shows and celebrity endorsements, the SUNworks website, search engine optimization, social media, email marketing, direct mailers, its solar outreach division (canvassing, shows and events, solar open houses), call center, strategic partnerships/joint ventures, sponsorships, shared space in retail stores, solar stations (kiosks) and its referral program.

In our Southern California operations, we have a strong advantage at MD Energy given our extensive contact list resulting from MD Energy’s experience in the commercial and industrial construction market, which provides access to customer lists.  Through our network of vendors and independent sales consultants, we now have a growing list of repeat clients, as well as an active and loyal referral network.

Financing

To promote sales, we assist customers in obtaining financing.  Our objective is to arrange the most flexible terms that meets the needs and wants of the customer. Although we do not provide financing ourselves, we have relationships to arrange financing with numerous private and public sources, including PACE (Property Assessed Clean Energy) Programs, which are programs that involve both municipal governments and private financing companies that allows property owners to receive upfront funding for renewable energy projects, and Farm Credit, financing offered by a network of lending institutions.

We believe it is best for customers to own their own systems, but some customers prefer not to own their systems.  We have the ability to arrange financing with third parties through power purchase agreements (“PPAs”) and leases for our customers.

Suppliers

We purchase solar panels and materials directly from multiple manufacturers. While SUNworks and MD Energy operate and make purchases separately at this time, we intend to coordinate purchases and optimize supply relationships to realize the advantages of greater scale.

If one or more of our suppliers fail to meet our anticipated demand, or ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, it may be difficult to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and our ability to satisfy this demand may be adversely affected.  We do not, however, rely on any single supplier and, we believe, we can obtain needed solar panels and materials from a number of different suppliers.  Accordingly, we believe that the loss of any single supplier would not materially affect our business.

We also utilize strategic companies with subcontractors, such as Tiger Electric, Inc. for electrical installations, Aerotek Inc. for racking and module installations, as well as numerous subcontractors for grading, landscaping, and construction for our large commercial, industrial and agricultural customers.

Installation

We are a licensed contractor in the markets we serve, and we are responsible for every customer installation. We manage the entire process from permitting through inspection to interconnection to the power grid, thereby making the system installation process simple and seamless for our customers. Controlling every aspect of the installation process allows us to minimize costs, ensure quality and deliver high levels of customer satisfaction.

After-Sales Support

It is our intent to provide continuing operation and maintenance services for our installed residential and commercial PV system. We provide extended factory equipment technical support and act as a service liaison using our proprietary knowledge, technology and solar electric energy engineering staff. SUNworks does this through a 10 Year Limited Workmanship Warranty and Operations and Maintenance Program, which among other things provide a service and technical support line to our customers.  We generally respond to our job site related issues within 24 hours and offer assistance as long as required to maintain customer satisfaction.

Facilities

Our corporate headquarters is located in Santa Barbara, California.  SUNworks is located in Roseville, California, a city within the Greater Sacramento area. MD Energy is located in Rancho Cucamonga, California.  We lease all of our offices and facilities.

Customers

Currently, substantially all of our revenue comes from installations in California.  Approximately 60% of our sales in 2014 were in the commercial market and approximately 40% were generated by residential sales, but we expect that these percentages may vary from year to year.

Our residential operations address the needs of property owners installing systems smaller than 20kW.  The typical residential system installed by SUNworks is about 6kW with an average cycle time of 45 days.  SUNworks facilitates financing and offers product options to fit the specific needs of each customer.

We also install systems for the commercial market, which includes offerings to agricultural customers.  We define small commercial projects as the installation of systems under 100kW, whereas large commercial projects involve the installation of systems greater than 100kW.  Solar projects have received limited financing from traditional lending sources but we have been encouraged by municipal PACE programs in California which have drawn funding sources such as Ygrene and California First into the financing of energy projects .  Although cycle times vary from fifteen to twenty weeks is a common cycle for commercial projects.  Larger projects typically have a longer cycle time than smaller projects.  Agricultural system sizes vary significantly within this sector and can range from 10kW to multiple megawatts.  Agricultural loans to farmers and tax oriented leases are the primary funding sources within the industry. Similar to commercial installations, cycle times for agricultural projects may commonly range from fifteen to twenty weeks or longer for larger projects.

Competitors

In the solar installation market, we compete with companies that offer products similar to ours.  Some of these companies have greater financial resources, operational experience and technical capabilities than us. When bidding for solar installation projects, however, our current experience suggests that there is no clear dominant or preferred competitor in the markets in which we compete. We do not believe that any competitor has more than 10% of the market across all of the areas that we operate.  We compete with other solar installers on pricing, service and the ability to arrange financing.  On a global scale, we also compete, on a cost basis, with traditional utilities that supply electricity to our potential customers and with companies that are not regulated like traditional utilities but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies.  Our advantage over traditional utilities is that we offer customers the opportunity to create their own electricity and detach from the traditional electrical grid.

Seasonality

Exposure to seasonality in our sales patterns is largely mitigated because of the breadth of our business offerings to residential, commercial and agricultural customers.  We do find, however, that some customers tend to book projects by the end of a calendar year to realize the benefits of available subsidy programs prior to year-end.  This results in fourth quarter sales being more robust usually at the expense of the first quarter.  The first quarter in California often has rain, which also reduces our ability to install in that quarter relative to the remainder of the year.

Technology and Intellectual Property

Generally, the solar installation business is not dependent on intellectual property.  With respect to our research efforts, patent applications have been filed for the Solar3D 3-dimensional solar cell for nationalization in the United States, China, Singapore, and India.  The novel 3D cell, which is still in the development stage, is designed to collect sunlight from a wide angle and allow light to bounce around within 3-dimensional microstructures on the solar cell surface more fully absorbing the light than traditional solar cells.  To commercialize this technology, we plan to work with a manufacturing partner that has the capability to assist with the remaining steps (prototyping and volume runs to verify and prove improvement in conversion efficiency).  Research and development expense was $86,025 for the nine months ended September 30, 2014 and $108,565 and $157,742 for the years ended December 31, 2013 and 2012, respectively.

We plan to invest in the development and implementation of an enterprise management system to facilitate the efficient integration and management of our recent and any future acquisitions.

Government Regulation and Incentives

Government Regulation

We are not regulated as a public utility in the United States under applicable national, state or other local regulatory regimes where we conduct business.

To operate our systems we obtain interconnection permission from the applicable local primary electric utility. Depending on the size of the solar energy system and local law requirements, interconnection permission is provided by the local utility and us and/or our customer. In almost all cases, interconnection permissions are issued on the basis of a standard process that has been pre-approved by the local public utility commission or other regulatory body with jurisdiction over net metering procedures. As such, no additional regulatory approvals are required once interconnection permission is given.

Our operations are subject to stringent and complex federal, state and local laws, including regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, the U.S. Department of Transportation, or DOT, and comparable state laws that protect and regulate employee health and safety.

Government Incentives

Federal, state and local government bodies provide incentives to owners, end users, distributors, system integrators and manufacturers of solar energy systems to promote solar energy in the form of rebates, tax credits and other financial incentives such as system performance payments, payments for renewable energy credits associated with renewable energy generation and exclusion of solar energy systems from property tax assessments. These incentives enable us to lower the price we charge customers for energy from, and to lease, our solar energy systems, helping to catalyze customer acceptance of solar energy as an alternative to utility-provided power.

The Federal government currently offers a 30% investment tax credit under Section 48(a) of the Internal Revenue Code, or the ITC, for the installation of certain solar power facilities until December 31, 2016. By statute, this tax credit is scheduled to decrease to 10% on January 1, 2017, and we expect the reduction in the ITC to negatively impact the availability of tax equity financing and the economics of distributed solar energy financed using tax equity structures.

The economics of purchasing a solar energy system are also improved by eligibility for accelerated depreciation, also known as the modified accelerated cost recovery system, or MACRS, depreciation which allows for the depreciation of equipment according to an accelerated schedule set forth by the Internal Revenue Service. The acceleration of depreciation creates a valuable tax benefit that reduces the overall cost of the solar energy system and increases the return on investment.

Approximately half of the states offer a personal and/or corporate investment or production tax credit for solar energy that is additive to the ITC. Further, more than half of the states, and many local jurisdictions, have established property tax incentives for renewable energy systems that include exemptions, exclusions, abatements and credits.  Many state governments, traditional utilities, municipal utilities and co-operative utilities offer a rebate or other cash incentive for the installation and operation of a solar energy system or energy efficiency measures. Capital costs or “up-front” rebates provide funds to solar customers based on the cost, size or expected production of a customer’s solar energy system. Performance-based incentives provide cash payments to a system owner based on the energy generated by their solar energy system during a pre-determined period, and they are paid over that time period. In California, residential and commercial customers receive rebates through the California Solar Initiative program in addition to, through 2016, a 30% federal tax credit.  Depending on the cost of the system and other site-specific variables, these incentives can typically cover over 40% of the cost of a commercial or residential solar system.

Many states also have adopted procurement requirements for renewable energy production. Thirty states and the District of Columbia have adopted a renewable portfolio standard that requires regulated utilities to procure a specified percentage of total electricity delivered to customers in the state from eligible renewable energy sources, such as solar energy systems, by a specified date. California’s renewable portfolio standard requires all utilities in the state to source 33% of their electric generation from renewable resources by 2020.

Corporate History

We were originally incorporated in Delaware on January 30, 2002 as MachineTalker, Inc.  In September 2010, we shifted our engineering and research focus to developing a new means for generating solar-produced electrical power for use in the manufacture of highly efficient solar cells.  In July 2010, we changed our company name to Solar3D, Inc. in order to better reflect our new business plan and filed for patent protection covering our new concepts for 3D solar cell designs.  On January 31, 2014, we acquired 100% of the stock of Solar United Networks, Inc., a California corporation, which we believe is one of the fastest growing providers of solar systems in California and in the United States. On March 2, 2015, we acquired MD Energy.

Our principal executive offices are located at 26 West Mission Avenue, Suite 8, Santa Barbara, CA 93101 and our telephone number is (805) 690-9000. Our web site address is www.solar3d.com. Information contained in or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

Any investment in our securities involves a high degree of risk, including the risks described below. Before purchasing our common stock, you should carefully consider the risk factors set forth below, as well as all other information contained in in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as any amendments thereto, as filed with the SEC, before deciding whether to invest in our common stock. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our stock could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Forward-Looking Information.”

Risks Related to Our Financial Position and Capital Requirements

We have a limited operating history, which could make it difficult to accurately evaluate our business and prospects.

Although we were formed in January 2002, we did not begin selling solar systems until we acquired SUNworks in January 2014. Also, we only recently acquired MD Energy in March 2015. Management believes that our success will depend in large part on our ability to continue to successfully sell solar systems in California and Nevada against determined competition, to consummate synergistic acquisitions, and on the industry’s acceptance of our 3D solar cell technology as an alternative to traditional energy sources.  We intend to continue to invest in acquisitions, improvements in solar systems and in completing development of our 3D solar cell technology.  We cannot assure you at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

We have incurred significant losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We had an accumulated deficit of $33,525,124 and $15,947,107 on September 30, 2014 and December 31, 2013, respectively. We continue to incur research and development and other expenses related to our ongoing and acquired operations. We have incurred operating losses since our inception, may continue to incur operating losses for the foreseeable future, and we expect that these losses may increase as we: (i) expand our corporate infrastructure and (ii) continue to commercialize our products.  As such, we are subject to all risks incidental to the sales and development of new solar energy products and related companion diagnostics, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

We may require substantial additional funding which may not be available to us on acceptable terms, or at all. If we fail to raise the necessary additional capital, we may be unable to complete the development and commercialization of our products, or continue our development programs.

Our operations have consumed substantial amounts of cash since inception. We expect to significantly increase our spending to commercialize our products, including building our own commercial organizations to address certain markets. We will require additional capital for the further sale, development and commercialization of our products, as well as to fund our other operating expenses and capital expenditures.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may have to significantly delay, scale back or discontinue corporate acquisitions and the commercialization of products. Any of these events could significantly harm our business, financial condition and prospects.

Our future capital requirements will depend on many factors, including:

•	the progress of the sales and development of our products;

•	the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims;
•	our plans to establish sales, marketing and/or manufacturing capabilities;
•	the effect of competing technological and market developments;
•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;
•	general market conditions for offerings from solar energy companies;
•	our ability to establish, enforce and maintain selected strategic alliances and activities required for product commercialization; and
•	our revenues from successful sales, development and commercialization of our products.

In order to carry out our business plan and implement our strategy, we anticipate that we will need to obtain additional financing from time to time and may choose to raise additional funds through strategic collaborations, public or private equity or debt financing, bank lines of credit, asset sales, government grants, or other arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us or at all. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt or equity financing, if available, may subject us to restrictive covenants and significant interest costs.

Our inability to raise capital when needed could harm our business, financial condition and results of operations, and could cause our stock price to decline or require that we wind down our operations altogether.

Risks Related to Our Business and Industry

A material reduction in the retail price of traditional utility generated electricity or electricity from other sources could harm our business, financial condition, results of operations and prospects.

We believe that a significant number of our customers decide to buy solar energy because they want to pay less for electricity than what is offered by the traditional utilities. However, distributed residential solar energy has yet to achieve broad market adoption as evidenced by the fact that distributed solar has penetrated less than 1% of its total addressable market in the U.S. residential sector.

The customer’s decision to choose solar energy may also be affected by the cost of other renewable energy sources. Decreases in the retail prices of electricity from the traditional utilities or from other renewable energy sources would harm our ability to offer competitive pricing and could harm our business. The price of electricity from traditional utilities could decrease as a result of:

•	construction of a significant number of new power generation plants, including plants utilizing natural gas, nuclear, coal, renewable energy or other generation technologies;
•	relief of transmission constraints that enable local centers to generate energy less expensively;
•	reductions in the price of natural gas;
•	utility rate adjustment and customer class cost reallocation;
•	energy conservation technologies and public initiatives to reduce electricity consumption;
•	development of new or lower-cost energy storage technologies that have the ability to reduce a customer’s average cost of electricity by shifting load to off-peak times; or
•	development of new energy generation technologies that provide less expensive energy.

A reduction in utility electricity prices would make the purchase or the lease of our solar energy systems less economically attractive. If the retail price of energy available from traditional utilities were to decrease due to any of these reasons, or other reasons, we would be at a competitive disadvantage, we may be unable to attract new customers and our growth would be limited.

Existing electric utility industry regulations, and changes to regulations, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for our solar energy systems.

Federal, state and local government regulations and policies concerning the electric utility industry, and internal policies and regulations promulgated by electric utilities, heavily influence the market for electricity generation products and services. These regulations and policies often relate to electricity pricing and the interconnection of customer-owned electricity generation. In the United States, governments and utilities continuously modify these regulations and policies. These regulations and policies could deter customers from purchasing renewable energy, including solar energy systems. This could result in a significant reduction in the potential demand for our solar energy systems. For example, utilities commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase our customers’ cost to use our systems and make them less desirable, thereby harming our business, prospects, financial condition and results of operations. In addition, depending on the region, electricity generated by solar energy systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utilities’ peak hour pricing policies or rate design, such as to a flat rate, would require us to lower the price of our solar energy systems to compete with the price of electricity from the electric grid.

In addition, any changes to government or internal utility regulations and policies that favor electric utilities could reduce our competitiveness and cause a significant reduction in demand for our products and services. For example, certain jurisdictions have proposed assessing fees on customers purchasing energy from solar energy systems or imposing a new charge that would disproportionately impact solar energy system customers who utilize net metering, either of which would increase the cost of energy to those customers and could reduce demand for our solar energy systems. For example, California has adopted and implemented Assembly Bill 327, which has directly revised the caps on net metering applicable to each utility in the state, and further mandates that the California Public Utilities Commission, or CPUC, study net metering and craft an updated program that may result in future charges being imposed on our customers in California. It is possible these charges could be imposed on not just future customers but our existing customers, causing a potentially significant consumer relations problem and harming our reputation and business. Due to the concentration of almost all of our business in California, any such changes in these markets would be particularly harmful to our business, results of operations and future growth.

Our growth strategy depends on the widespread adoption of solar power technology.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability and positive cash flow.  The factors influencing the widespread adoption of solar power technology include but are not limited to:

	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;
	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

	continued deregulation of the electric power industry and broader energy industry; and
	availability of governmental subsidies and incentives.

Our business currently depends on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits and incentives would adversely impact our business.

U.S. federal, state and local government bodies provide incentives to end users, distributors, system integrators and manufacturers of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments and payments for renewable energy credits associated with renewable energy generation. We rely on these governmental rebates, tax credits and other financial incentives to lower the cost of installing solar systems and to incent customers to purchase solar systems. These incentives enable us to lower the price we charge customers for energy and for our solar energy systems. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as solar energy adoption rates increase. These reductions or terminations often occur without warning.

The federal government currently offers a 30% investment tax credit under Section 48(a)(3) of the Internal Revenue Code, or the Federal ITC, for the installation of certain solar power facilities until December 31, 2016. This credit is due to adjust to 10% in 2017. Solar energy systems that began construction prior to the end of 2011 were eligible to receive a 30% federal cash grant paid by the U.S. Treasury Department under Section 1603 of the American Recovery and Reinvestment Act of 2009, or the U.S. Treasury grant, in lieu of the Federal ITC. Pursuant to the Budget Control Act of 2011, U.S. Treasury grants are subject to sequestration beginning in 2013. Specifically, U.S. Treasury grants made on or after March 1, 2013 through September 30, 2013 will be reduced by 8.7%, and U.S. Treasury grants made on or after October 1, 2013 through September 30, 2014 will be reduced by 7.2%, regardless of when the U.S. Treasury received the application. Applicable authorities may adjust or decrease incentives from time to time or include provisions for minimum domestic content requirements or other requirements to qualify for these incentives.

Reductions in, or eliminations or expirations of, governmental incentives could adversely impact our results of operations and ability to compete in our industry by increasing our cost of capital, causing us to increase the prices of our energy and solar energy systems, and reducing the size of our addressable market. In addition, this would adversely impact our ability to attract investment partners and to form new financing funds and our ability to offer attractive financing to prospective customers.

Net metering and related policies to offer competitive pricing to our customers in our current markets, and changes to net metering policies may significantly reduce demand for electricity from our solar energy systems.

Forty-four states have a regulatory policy known as net energy metering, or net metering. Each of the states where we currently serve customers has adopted a net metering policy. Net metering typically allows our customers to interconnect their on-site solar energy systems to the utility grid and offset their utility electricity purchases by receiving a bill credit at the utility’s retail rate for energy generated by their solar energy system that is exported to the grid in excess of the electric load used by the customers. At the end of the billing period, the customer simply pays for the net energy used or receives a credit at the retail rate if more energy is produced than consumed. Utilities operating in states without a net metering policy may receive solar electricity that is exported to the grid when there is no simultaneous energy demand by the customer without providing retail compensation to the customer for this generation.

Our ability to sell solar energy systems and the electricity they generate may be adversely impacted by the failure to expand existing limits on the amount of net metering in states that have implemented it, the failure to adopt a net metering policy where it currently is not in place, the imposition of new charges that only or disproportionately impact customers that utilize net metering, or reductions in the amount or value of credit that customers receive through net metering. Our ability to sell solar energy systems and the electricity they generate also may be adversely impacted by the unavailability of expedited or simplified interconnection for grid-tied solar energy systems or any limitation on the number of customer interconnections or amount of solar energy that utilities are required to allow in their service territory or some part of the grid. If such charges are imposed, the cost savings associated with switching to solar energy may be significantly reduced and our ability to attract future customers and compete with traditional utility providers could be impacted.

Limits on net metering, interconnection of solar energy systems and other operational policies in key markets could limit the number of solar energy systems installed in those markets. For example, California utilities limit net metering credit to 5% of the utilities’ aggregate customer peak demand. California has adopted legislation to establish a process and timeline for developing a new net metering program with no cap on participation. If the caps on net metering in California and other jurisdictions are reached or if the amount or value of credit that customers receive for net metering is significantly reduced, future customers will be unable to recognize the current cost savings associated with net metering. We rely substantially on net metering when we establish competitive pricing for our prospective customers and the absence of net metering for new customers would greatly limit demand for our solar energy systems.

Our business depends in part on the regulatory treatment of third-party owned solar energy systems.

Our leases and any power purchase agreements are third-party ownership arrangements. Sales of electricity by third parties face regulatory challenges in some states and jurisdictions. Other challenges pertain to whether third-party owned systems qualify for the same levels of rebates or other non-tax incentives available for customer-owned solar energy systems, whether third-party owned systems are eligible at all for these incentives, and whether third-party owned systems are eligible for net metering and the associated significant cost savings. Reductions in, or eliminations of, this treatment of these third-party arrangements could reduce demand for our systems, adversely impact our access to capital and could cause us to increase the price we charge our customers for energy.

Our ability to provide solar energy systems to customers on an economically viable basis depends on our ability to help customers arrange financing for such systems.

Our solar energy systems have been eligible for Federal ITCs or U.S. Treasury grants, as well as depreciation benefits. We have relied on, and will continue to rely on, financing structures that monetize a substantial portion of those benefits and provide financing for our solar energy systems. With the lapse of the U.S. Treasury grant program, we anticipate that our customers’ reliance on these tax-advantaged financing structures will increase substantially. If, for any reason, our customers were unable to continue to monetize those benefits through these arrangements, we may be unable to provide and maintain solar energy systems for new customers on an economically viable basis.

The availability of this tax-advantaged financing depends upon many factors, including:

•	the state of financial and credit markets;
•	changes in the legal or tax risks associated with these financings; and
•	non-renewal of these incentives or decreases in the associated benefits.

Under current law, the Federal ITC will be reduced from approximately 30% of the cost of the solar energy systems to approximately 10% for solar energy systems placed in service after December 31, 2016. In addition, U.S. Treasury grants are no longer available for new solar energy systems. Changes in existing law and interpretations by the Internal Revenue Service and the courts could reduce the willingness of funding sources to provide funds to customers of these solar energy systems. We cannot assure you that this type of financing will be available to our customers. If, for any reason, we are unable to find financing solar energy systems, we may no longer be able to provide solar energy systems to new customers on an economically viable basis. This would have a material adverse effect on our business, financial condition and results of operations.

Rising interest rates could adversely impact our business.

Increases in interest rates could have an adverse impact on our business by increasing our cost of capital which would increase our interest expense and make acquisitions more expensive to undertake.

Further, rising interest rates may negatively impact our ability to arrange financing for our customers on favorable terms to facilitate our customers’ purchases of our solar energy systems.  The majority of our cash flows to date have been from the sales of solar energy systems.  Rising interest rates may have the effect of depressing the sales of solar energy systems because many consumers finance their purchases.

As a result, an increase in interest rates may negatively affect our costs and reduce our revenues which would have an adverse effect on our business, financial condition and results of operations.

Our inability to arrange financing could hurt our future business.

On a global scale, we also compete, on a cost basis, with traditional utilities that supply electricity to our potential customers and with companies that are not regulated like traditional utilities but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies.  Our advantage over traditional utilities is that we offer customers the opportunity to create their own electricity and detach from the traditional electrical grid.  To offer customers the opportunity, we often have to arrange financing for our customers as solar projects have received limited financing from traditional lending sources.  Our objective is to arrange the most flexible terms that meets the needs and wants of the customer. Although we do not provide financing ourselves, we have relationships to arrange financing with numerous private and public sources, including PACE (Property Assessed Clean Energy) Programs, which are programs that involve both municipal governments and private financing companies that allows property owners to receive upfront funding for renewable energy projects, and Farm Credit, financing offered by a network of lending institutions.  Our inability to arrange financing through these or other source could adversely affect our business and results of operations.

If we cannot compete successfully against other solar and energy companies, we may not be successful in developing and commercializing our technology and our business will suffer.

The solar and energy industries are characterized by intense competition and rapid technological advances, both in the United States and internationally. We will compete with a number of existing and future technologies and product candidates developed, manufactured and marketed by others. Many of these competitors have validated technologies with products already in various stages of development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience.

We compete with solar companies with business models that are similar to ours. In addition, we compete with solar companies in the downstream value chain of solar energy. For example, we face competition from purely finance driven organizations that acquire customers and then subcontract out the installation of solar energy systems, from installation businesses that seek financing from external parties, from large construction companies and utilities, and increasingly from sophisticated electrical and roofing companies. Some of these competitors specialize in the residential solar energy market, and some may provide energy at lower costs than we do. Further, some of our competitors are integrating vertically in order to ensure supply and to control costs. Many of our competitors also have significant brand name recognition and have extensive knowledge of our target markets. For us to remain competitive, we must distinguish ourselves from our competitors by offering an integrated approach that successfully competes with each level of products and services offered by our competitors at various points in the value chain. If our competitors develop an integrated approach similar to ours including sales, financing, engineering, manufacturing, installation, maintenance and monitoring services, this could reduce our marketplace differentiation.

Because we will be competing against significantly larger companies with established track records, we will have to demonstrate that, based on experience, and other factors, our products, are competitive with other products or we may not be able to reach or maintain profitable sales levels.

Adverse economic conditions may have material adverse consequences on our business, results of operations and financial condition.

Unpredictable and unstable changes in economic conditions, including recession, inflation, increased government intervention, or other changes, may adversely affect our general business strategy. We rely upon our ability to generate additional sources of liquidity and we may need to raise additional funds through public or private debt or equity financings in order to fund existing operations or to take advantage of opportunities, including acquisitions of complementary businesses or technologies. Any adverse event would have a material adverse impact on our business, results of operations and financial condition.

Our business is concentrated in certain markets, putting us at risk of region specific disruptions.

As of December 31, 2014, 100% of our total installations were in California and all of our offices were located in California. In January SUNworks opened a satellite office in Reno, NV and began selling in the residential market.  We expect much of our near-term future growth to occur in California and Nevada, further concentrating our customer base and operational infrastructure. Accordingly, our business and results of operations are particularly susceptible to adverse economic, regulatory, political, weather and other conditions in such markets and in other markets that may become similarly concentrated.

Substantially all of our business is conducted primarily using one channel, direct-selling.

While we are in the process of evaluating different distribution channels, currently substantially all of our business is conducted using direct-selling. We compete against companies that sell solar energy systems to customers through a number of distribution channels, including homebuilders, home improvement stores, large construction, electrical and roofing companies and other third parties and companies that access customers through relationships with third parties in addition to other direct-selling companies. This single distribution channel may place us at a disadvantage with consumers who prefer to purchase products through these other distribution channels. Additionally, we are vulnerable to changes in laws related to direct marketing as regulations have limited unsolicited residential sales calls and may impose additional restrictions. If additional laws affecting direct marketing are passed in the markets in which we operate, it could take time to train our sales force to comply with such laws, and we may be exposed to fines or other penalties for violations of such laws. If we fail to compete effectively through our direct-selling efforts or are not successful in executing our strategy to sell our solar energy systems through other channels, our financial condition, results of operations and growth prospects will be adversely affected.

If we are unable to retain and recruit qualified technicians and advisors, or if our key executives, key employees or consultants discontinue his or her employment or consulting relationship with us, it may delay our development efforts or otherwise harm our business.

We may not be able to attract or retain qualified management or technical personnel in the future due to the intense competition for qualified personnel among solar, energy and other businesses. Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, retain and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the successful development of any product candidates, our ability to raise additional capital and our ability to implement our overall business strategy.

We are highly dependent on members of our management and technical staff, especially James B. Nelson, our Chief Executive Officer and President. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior technical personnel. The loss of any of our executive officers, key employees or consultants and our inability to find suitable replacements could impede the achievement of our research and development objectives, potentially harm our business, financial condition and prospects. We may be unable to attract and retain personnel on acceptable terms given the competition among solar and energy companies, universities and non-profit research institutions for experienced scientists. Certain of our current officers, directors, scientific advisors and/or consultants or certain of the officers, directors, scientific advisors and/or consultants hereafter appointed may from time to time serve as officers, directors, scientific advisors and/or consultants of other solar and energy companies. We do not maintain “key man” insurance policies on any of our officers or employees.  Other than the senior management of SUNworks and MD Energy, all of our employees are employed “at will” and, therefore, each employee may leave our employment and join a competitor at any time.

We plan to grant stock options, restricted stock grants, or other forms of equity awards in the future as a method of attracting and retaining employees, motivating performance and aligning the interests of employees with those of our stockholders. If we are unable to implement and maintain equity compensation arrangements that provide sufficient incentives, we may be unable to retain our existing employees and attract additional qualified candidates. If we are unable to retain our existing employees, including qualified scientific personnel, and attract additional qualified candidates, our business and results of operations could be adversely affected.

The execution of our business plan and development strategy may be seriously harmed if integration of our senior management team is not successful.

As we continue to grow and acquire new businesses like MD Energy, we have experienced and we may continue to experience significant changes in our senior management team. Specifically, three new board members and our chief financial officer have joined us since December 2014. Further, we have added senior management through our acquisitions.  As a result, our ability to integrate the board and senior management team and our ability to effectively manage our business may affect the successful operations of our business.

We may not successfully implement our business model.

Our business model is predicated on our ability to provide solar systems at a profit, and our growth through strategic acquisitions.  We intend to continue to operate as we have previously with sourcing and marketing methods that we have used successfully in the past.  However, we cannot assure that our methods will continue to attract new customers nor that we can maintain the same profitability in the very competitive solar systems marketplace.  We are actively seeking to acquire additional companies that are complementary to ours, and that make a profit.  We cannot guarantee that such companies are available or that we can sustain their performance after we acquire them.

Further, we intend to develop our proprietary technology.  We intend to outsource manufacturing and/or to license the proprietary technology to customers for production in their own facilities. We cannot assure that customers will license our technology, to produce it in their own facilities or that various industries will adopt our 3D solar cell technology in the volume that we project, or that prospective customers will agree to pay the prices that we propose to charge.

In the event our customers resist paying the prices projected in our business plan to purchase solar installations or to license our 3D solar cell technology, our business, financial condition, and results of operations will be materially and adversely affected.

We will need to increase the size of our company and may not effectively manage our growth.

Our success will depend upon growing our business and our employee base. Over the next 12 months, we plan to add additional employees to assist us with operations, sales, finance, administration and research and development. Our future growth, if any, may cause a significant strain on our management, and our operational, financial and other resources. Our ability to manage our growth effectively will require us to implement and improve our operational, financial and management systems and to expand, train, manage and motivate our employees. These demands may require the hiring of additional management personnel and the development of additional expertise by management. Any increase in resources devoted to research and product development without a corresponding increase in our operational, financial and management systems could have a material adverse effect on our business, financial condition, and results of operations.

We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business and management.

We acquired SUNworks in January 2014 and completed our acquisition of MD Energy in March 2015. Our growth strategy is dependent on the success of these acquisitions and in the future we may acquire additional companies, project pipelines, products or technologies or enter into joint ventures or other strategic initiatives. We may not realize the anticipated benefits of this acquisition or any other future acquisition, and any acquisition has numerous risks. These risks include the following:

·	difficulty in assimilating the operations and personnel of the acquired company;
·	difficulty in effectively integrating the acquired technologies or products with our current technologies;
·	difficulty in maintaining controls, procedures and policies during the transition and integration;
·	disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues;
·	difficulty integrating the acquired company’s accounting, management information and other administrative systems;
·	inability to retain key technical and managerial personnel of the acquired business;
·	inability to retain key customers, vendors and other business partners of the acquired business;
·	inability to achieve the financial and strategic goals for the acquired and combined businesses;
·	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;
·	potential failure of the due diligence processes to identify significant issues with product quality, intellectual property infringement and other legal and financial liabilities, among other things;
·	potential inability to assert that internal controls over financial reporting are effective; and
·	potential inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

Mergers and acquisitions of companies are inherently risky and, if we do not complete the integration of acquired businesses successfully and in a timely manner, we may not realize the anticipated benefits of the acquisitions to the extent anticipated, which could adversely affect our business, financial condition or results of operations.

We may be subject to claims arising from the operations of our various businesses for periods prior to the dates we acquired them.

We may be subject to claims or liabilities arising from the ownership or operation of acquired businesses for the periods prior to our acquisition of them, including environmental, employee-related and other liabilities and claims not covered by insurance. These claims or liabilities could be significant. Our ability to seek indemnification from the former owners of our acquired businesses for these claims or liabilities may be limited by various factors, including the specific time, monetary or other limitations contained in the respective acquisition agreements and the financial ability of the former owners to satisfy our indemnification claims. In addition, insurance companies may be unwilling to cover claims that have arisen from acquired businesses or locations, or claims may exceed the coverage limits that our acquired businesses had in effect prior to the date of acquisition. If we are unable to successfully obtain insurance coverage of third-party claims or enforce our indemnification rights against the former owners, or if the former owners are unable to satisfy their obligations for any reason, including because of their current financial position, we could be held liable for the costs or obligations associated with such claims or liabilities, which could adversely affect our financial condition and results of operations.

With respect to providing electricity on a price-competitive basis, solar systems face competition from traditional regulated electric utilities, from less-regulated third party energy service providers and from new renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large traditional utilities. We believe that our primary competitors are the traditional utilities that supply electricity to our potential customers. Traditional utilities generally have substantially greater financial, technical, operational and other resources than we do. As a result, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Traditional utilities could also offer other value-added products or services that could help them to compete with us even if the cost of electricity they offer is higher than ours. In addition, a majority of utilities’ sources of electricity is non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by our solar energy systems.

We also compete with companies that are not regulated like traditional utilities but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies. These energy service companies are able to offer customers electricity supply-only solutions that are competitive with our solar energy system options on both price and usage of renewable energy technology while avoiding the long-term agreements and physical installations that our current fund-financed business model requires. This may limit our ability to attract new customers, particularly those who wish to avoid long-term contracts or have an aesthetic or other objection to putting solar panels on their roofs.

As the solar industry grows and evolves, we will also face new competitors who are not currently in the market. Our industry is characterized by low technological barriers to entry and well-capitalized companies could choose to enter the market and compete with us. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors will limit our growth and will have a material adverse effect on our business and prospects.

Developments in alternative technologies or improvements in distributed solar energy generation may materially adversely affect demand for our offerings.

Significant developments in alternative technologies, such as advances in other forms of distributed solar power generation, storage solutions such as batteries, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of centralized power production may materially and adversely affect our business and prospects in ways we do not currently anticipate. Any failure by us to adopt new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay deployment of our solar energy systems, which could result in product obsolescence, the loss of competitiveness of our systems, decreased revenue and a loss of market share to competitors.

Due to the limited number of suppliers in our industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, imposition of tariffs or duties or other limitation in our ability to obtain components or technologies we use could result in sales and installation delays, cancellations and loss of market share.

While we purchase our products from several different suppliers, if one or more of the suppliers that we rely upon to meet anticipated demand ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, is unable to increase production as industry demand increases or is otherwise unable to allocate sufficient production to us, it may be difficult to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and our ability to satisfy this demand may be adversely affected. There are a limited number of suppliers of solar energy system components and technologies. While we believe there are other sources of supply for these products available, transitioning to a new supplier may result in additional costs and delays in acquiring our solar products and deploying our systems. These issues could harm our business or financial performance.

In addition, the acquisition of a component supplier or technology provider by one of our competitors could limit our access to such components or technologies and require significant redesigns of our solar energy systems or installation procedures and have a material adverse effect on our business.

There have also been periods of industry-wide shortages of key components, including solar panels, in times of rapid industry growth. The manufacturing infrastructure for some of these components has a long lead-time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The solar industry is currently experiencing rapid growth and, as a result, shortages of key components, including solar panels, may be more likely to occur, which in turn may result in price increases for such components. Even if industry-wide shortages do not occur, suppliers may decide to allocate key components with high demand or insufficient production capacity to more profitable customers, customers with long-term supply agreements or customers other than us and our supply of such components may be reduced as a result.

Typically, we purchase the components for our solar energy systems on an as-needed basis and do not operate under long-term supply agreements. All of our purchases are denominated in U.S. dollars. Since our revenue is also generated in U.S. dollars we are mostly insulated from currency fluctuations. However, since our suppliers often incur a significant amount of their costs by purchasing raw materials and generating operating expenses in foreign currencies, if the value of the U.S. dollar depreciates significantly or for a prolonged period of time against these other currencies this may cause our suppliers to raise the prices they charge us, which could harm our financial results. Since we purchase almost all of the solar photovoltaic modules we use from China, we are particularly exposed to exchange rate risk from increases in the value of the Chinese Renminbi. In addition, the U.S. government has recently imposed tariffs on solar cells manufactured in China and is investigating pricing practices concerning solar panels manufactured in China and Taiwan that contain solar cells produced in other countries, at the conclusion of which it could impose additional tariffs or duties. Any such tariffs or duties, or shortages, delays, price changes or other limitation in our ability to obtain components or technologies we use could limit our growth, cause cancellations or adversely affect our profitability, and result in loss of market share and damage to our brand.

Our business has benefited from the declining cost of solar panels, and our financial results may be harmed now that the cost of solar panels has stabilized and could increase in the future, including as a result of increases in the cost of solar panels or tariffs on imported solar panels imposed by the U.S. government.

The declining cost of solar panels and the raw materials necessary to manufacture them has been a key driver in the pricing of our solar energy systems and customer adoption of this form of renewable energy. With the stabilization or increase of solar panel and raw materials prices, our growth could slow, and our financial results could suffer. Further, the cost of solar panels and raw materials could increase in the future due to tariff penalties or other factors.

The U.S. government has imposed tariffs on solar cells manufactured in China. Based on determinations by the U.S. government under the 2012 solar trade case, the anti-dumping and countervailing tariff rates range from approximately 33%-255%. Such anti-dumping and countervailing tariffs are subject to annual review and may be increased or decreased. Under the most recent preliminary annual review, the tariff rates under the 2012 trade case covering solar cells manufactured in China have been decreased. These tariffs have increased the price of solar panels containing Chinese-manufactured solar cells. In the past, we purchased a significant portion of the solar panels used in our solar energy systems from manufacturers based in China. Currently, many of the solar panels we purchase contain components from China or Taiwan. The purchase price of solar panels containing solar cells manufactured in China reflects these tariff penalties. While solar panels containing solar cells manufactured outside of China are not subject to these tariffs, the prices of these solar panels are, and may continue to be, more expensive than panels produced using Chinese solar cells, before giving effect to the tariff penalties.

In addition, the U.S. government is conducting trade investigations relating to solar modules manufactured in China (with cells from other countries) and cells manufactured in Taiwan. In early January 2015, the U.S. government announced its affirmative final determinations in both the countervailing duty and anti-dumping cases against China and in the anti-dumping case again Taiwan. The new preliminary tariffs do not apply to modules with Chinese solar cells. Those modules are still covered by the existing tariffs from the first 2012 trade case.

If additional tariffs are imposed or other negotiated outcomes occur, our ability to purchase these products on competitive terms or to access specialized technologies from those countries could be limited. Any of those events could harm our financial results by requiring us to account for the cost of trade penalties or to purchase solar panels or other system components from alternative, higher-priced sources.

We act as the licensed general contractor for our customers and are subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on our business and results of operations.

We are a licensed contractor and we are responsible for every customer installation. We are the general contractor, electrician, construction manager and installer for all our solar energy systems. We may be liable to customers for any damage we cause to their home, belongings or property during the installation of our systems. For example, we penetrate our customers’ roofs during the installation process and may incur liability for the failure to adequately weatherproof such penetrations following the completion of installation of solar energy systems. In addition, because the solar energy systems we deploy are high-voltage energy systems, we may incur liability for the failure to comply with electrical standards and manufacturer recommendations. Because our profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause us to not achieve our expected results or cover our costs for that project.

In addition, the installation of solar energy systems is subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building, fire and electrical codes, safety, environmental protection, utility interconnection and metering, and related matters. We also rely on certain of our employees to maintain professional licenses in many of the jurisdictions in which we operate, and our failure to employ properly licensed personnel could adversely affect our licensing status in those jurisdictions. It is difficult and costly to track the requirements of every authority having jurisdiction over our operations and our solar energy systems. Any new government regulations or utility policies pertaining to our systems, or changes to existing government regulations or utility policies pertaining to our systems, may result in significant additional expenses to us and our customers and, as a result, could cause a significant reduction in demand for our systems.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity.

The installation of solar energy systems requires our employees to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of the installation process requires our employees to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. We also maintain a fleet of trucks and other vehicles to support our installers and operations. There is substantial risk of serious injury or death if proper safety procedures are not followed. Our operations are subject to regulation under the U.S. Occupational Safety and Health Act, or OSHA, the U.S. Department of Transportation, or DOT, and equivalent state laws. Changes to OSHA or DOT requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA regulations, even if no work-related serious injury or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend or limit operations. Because our installation employees are compensated on a per project basis, they are incentivized to work more quickly than installers that are compensated on an hourly basis. While we have not experienced a high level of injuries to date, this incentive structure may result in higher injury rates than others in the industry and could accordingly expose us to increased liability. In the past, we have had workplace accidents and received citations from OSHA regulators for alleged safety violations, resulting in fines. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position and adversely affect our business.

Problems with product quality or performance may cause us to incur warranty expenses, damage our market reputation and prevent us from maintaining or increasing our market share.

If our products fail to perform as expected while under warranty, or if we are unable to support the warranties, sales of our products may be adversely affected or our costs may increase, and our business, results of operations and financial condition could be materially and adversely affected.

We may also be subject to warranty or product liability claims against us that are not covered by insurance or are in excess of our available insurance limits. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation. The possibility of future product failures could cause us to incur substantial expenses to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share causing sales to decline.

A failure to comply with laws and regulations relating to our interactions with current or prospective residential customers could result in negative publicity, claims, investigations, and litigation, and adversely affect our financial performance.

Our business substantially focuses on contracts and transactions with residential customers. We must comply with numerous federal, state and local laws and regulations that govern matters relating to our interactions with residential consumers, including those pertaining to privacy and data security, consumer financial and credit transactions, home improvement contracts, warranties, and door-to-door solicitation. These laws and regulations are dynamic and subject to potentially differing interpretations, and various federal, state and local legislative and regulatory bodies may expand current laws or regulations, or enact new laws and regulations, regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we do business, acquire customers, and manage and use information we collect from and about current and prospective customers and the costs associated therewith. We strive to comply with all applicable laws and regulations relating to our interactions with residential customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Our non-compliance with any such law or regulations could also expose the company to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business. We have incurred, and will continue to incur, significant expenses to comply with such laws and regulations, and increased regulation of matters relating to our interactions with residential consumers could require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition and results of operations.

A material weakness in our internal control over financial reporting relating to inadequate financial statement preparation and review procedures was identified in connection with the preparation of our consolidated financial statements

We have reported a material weakness in our internal control over financial reporting for the year ended December 31, 2013 related to our prior board structure, which lacked independent board members and an audit committee, which we have adequately addressed.  This weakness did not impact our ability to report financial information on a timely basis.  Our internal infrastructure, however, may not be adequate to support our increased reporting obligations as a result of acquisitions and organic growth.  We may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome our lack of experience or employees. If our internal infrastructure is inadequate, we are unable to engage outside consultants or are otherwise unable to fulfill our public company obligations, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we experience a significant disruption in our information technology systems or if we fail to implement new systems and software successfully, our business could be adversely affected.

We depend on information systems throughout our company to control our manufacturing processes, process orders, manage inventory, process and bill shipments and collect cash from our customers, respond to customer inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment, and record and pay amounts due vendors and other creditors. If we were to experience a prolonged disruption in our information systems that involve interactions with customers and suppliers, it could result in the loss of sales and customers and/or increased costs, which could adversely affect our overall business operation.

Seasonality may cause fluctuations in our financial results.

We often find that some customers tend to book projects by the end of a calendar year to realize the benefits of available subsidy programs prior to year-end.  This results in fourth quarter sales being more robust usually at the expense of the first quarter.  The first quarter in California often has rain, which also reduces our ability to install in that quarter relative to the remainder of the year.  In the future this seasonality may cause fluctuations in our financial results. In addition, other seasonality trends may develop and the existing seasonality that we experience may change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOLAR3D, INC.

Date: March 3, 2015	By:	/s/ James B. Nelson
Name: James B. Nelson
Title: Chief Executive Officer